Exhibit 16.1

Security and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were engaged as the independent accountants for NanoVirides, Inc. (the Company). On June 2, 2006, we were informed that we were dismissed as independent accountants of the Company. We have read the Company’s statements included under Part II, Item 3 of its form 10SB concerning the change in the Company’s certifying accountant and we agree with such statements.

Sincerely,

/s/ Bloom & Co., LLP
Hempstead, New York
December 30, 2006